Exhibit 99.1

DEAN FOODS NAMES JODY MACEDONIO

CHIEF FINANCIAL OFFICER

DALLAS, January 10, 2018 — Dean Foods Company (NYSE: DF) today announced that food and consumer packaged goods industry veteran Jody Macedonio will join the Company as Executive Vice President and Chief Financial Officer effective Feb. 26, 2018.

“We are very excited to have an executive of Jody’s caliber join our management team. With deep financial and operating experience in food and consumer packaged goods — including proven success in driving significant financial improvement and sustainable business performance — Jody will contribute immediately to Dean Foods,” said Ralph Scozzafava, Chief Executive Officer. “Her expertise will be instrumental in our continued focus on winning in private label, building and buying strong brands, and driving our cost productivity agenda.”

Macedonio previously served as the Senior Vice President of Finance for the North America Laundry and Beauty Divisions of Henkel AG following Henkel’s acquisition of Sun Products Corporation where she served as Senior Vice President, Finance, Planning and Treasurer. Prior to joining Sun Products in 2012, Macedonio was employed at PepsiCo where she held several positions after joining in 1999, including serving as Chief Financial Officer and Vice President, Finance for the North Business Unit of Frito-Lay. Prior to joining PepsiCo, Macedonio served in finance positions at Nestlé, SmithKline Beecham and Chemical Bank.

Macedonio commented, “I am very excited to join Dean Foods. I believe the potential to drive growth through value creation is excellent given the strength of both the private label and brand portfolios, which will also benefit from the cost productivity agenda already underway. I look forward to partnering with the team to build the business, and to be part of the next phase of the journey.”

About Dean Foods

Dean Foods is a leading food and beverage company and the largest processor and direct-to-store distributor of fresh fluid milk and other dairy and dairy case products in the United States. Headquartered in Dallas, Texas, the Dean Foods portfolio includes DairyPure®, the country’s first and largest fresh, white milk national brand, and TruMoo®, the leading national flavored milk brand, along with well-known regional dairy brands such as Alta Dena®, Berkeley Farms®, Country Fresh®, Dean’s®, Friendly’s®, Garelick Farms®, LAND O LAKES®* milk and cultured products, Lehigh Valley Dairy Farms®, Mayfield®, McArthur®, Meadow Gold®, Oak Farms®, PET®**, T.G. Lee®, Tuscan® and more. In all, Dean Foods has more than 50 national, regional and local dairy brands as well as private labels. Dean Foods also makes and distributes ice cream, cultured products, juices, teas, and bottled water. Over 16,000 employees across the country work every day to make Dean Foods the most admired and trusted provider of wholesome, great-tasting dairy products at every occasion. For more information about Dean Foods and its brands, visit www.deanfoods.com.

*The LAND O LAKES brand is owned by Land O’Lakes, Inc. and is used by license.

**PET is a trademark of Eagle Family Foods Group LLC, under license.

CONTACT: Corporate Communications, Jamaison Schuler, +1-214-721-7766 or media@deanfoods.com; or Investor Relations, Sherri Baker, +1-214-303-3438